Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2016 FOURTH QUARTER AND FULL YEAR SALES RESULTS AND UPDATES EARNINGS GUIDANCE

•	Reports Fourth Quarter Same Store Sales Increase of 3.1%

•	Company Expects to Achieve High End of Fourth Quarter Earnings Guidance Range

EL SEGUNDO, Calif., January 17, 2017 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported sales results for the fiscal 2016 fourth quarter and full year ended January 1, 2017.

For the 13-week fiscal 2016 fourth quarter, net sales were $266.3 million, compared to net sales of $275.0 million for the 14-week fourth quarter of fiscal 2015. Same store sales increased 3.1% for the fourth quarter of fiscal 2016. The Company’s merchandise margins increased approximately 70 basis points in the fourth quarter of fiscal 2016.

For the 52-week fiscal 2016 full year, net sales were $1.02 billion, compared to net sales of $1.03 billion for the 53-week fiscal 2015 full year. Same store sales increased 1.7% for the fiscal 2016 full year.

As a result of the fiscal year calendar, the fiscal 2016 fourth quarter included 13 weeks and the fiscal 2016 full year included 52 weeks, compared to 14 weeks and 53 weeks for the respective reporting periods in fiscal 2015. For purposes of reporting same store sales comparisons to the prior year, the Company uses comparable 13-week and 52-week periods.

For the fiscal 2016 fourth quarter, the Company now expects to realize earnings per diluted share in the range of $0.34 to $0.35, including approximately $0.01 per diluted share for an anticipated tax benefit related to share-based compensation. The Company’s previous guidance for the fourth quarter of fiscal 2016 was for earnings per diluted share to be in the range of $0.25 to $0.35. During the fiscal 2015 fourth quarter, the Company’s earnings per diluted share were $0.20, including $0.02 per diluted share of expense related to evaluating store growth strategies and potential profit improvement opportunities and non-cash impairment.

For the fiscal 2016 full year, the Company now expects to realize earnings per diluted share in the range of $0.76 to $0.77, including approximately $0.06 per diluted share of charges for store closing costs and the net write-off of deferred tax assets related to share-based compensation, compared to earnings per diluted share for fiscal 2015 of $0.70, including $0.07 per diluted share of charges for expense associated with the Company’s publicly disclosed proxy contest, a legal settlement, expense related to evaluating store growth strategies and potential profit improvement opportunities and non-cash impairment.

“We are very pleased with our strong fourth quarter performance, particularly given the challenging retail environment over the holiday selling period,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Our ongoing efforts to capitalize on the competitive rationalization in the retail sporting goods sector contributed to increases in both customer transactions and average sale for the period. We achieved these increases while also significantly improving our merchandise margins, which has enabled us to narrow our earnings guidance for the period toward the high end of our previous range. In terms of product categories, our hardgoods category comped up in the mid-single-digit range and our apparel category comped up in the low single-digit range for the period, while our footwear category comped slightly down. Our merchandise inventories were in very good shape at the end of the quarter, with per-store inventories down approximately 1% versus the prior year. We also are pleased to have further strengthened our balance sheet, as our positive cash flow allowed us to reduce year-over-year borrowings under our credit facility by 82% from $54.8 million to $10.0 million at year-end.”

Mr. Miller continued, “We are encouraged that the positive sales trends have continued into the start of 2017 as we continue to benefit from both the competitive store closures that occurred last year as well as the favorable winter weather conditions that began near the end of the fourth quarter and have continued throughout most of our Western markets.”

The Company expects to issue earnings results for the fiscal 2016 fourth quarter and full year by the end of February.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 432 stores under the “Big 5 Sporting Goods” name as of the fiscal year ended January 1, 2017. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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